LEGG MASON GLOBAL ASSET MANAGEMENT TRUST
DISTRIBUTION AGREEMENT

Form of
Appendix A

Name of Fund	Date Added

Legg Mason International Opportunities Bond Fund	November 13, 2009
Legg Mason Manager Select Large Cap Growth Fund	November 13, 2009
Legg Mason Manager Select Large Cap Value Fund	November 13, 2009
Legg Mason Strategic Real Return Fund	February 26, 2010
Legg Mason Capital Management Research Fund	May [29], 2010